UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2007

SUMMIT GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51091	20-0781155
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

547 Boulevard
Kenilworth, New Jersey		07033
(Address of Principal Executive Offices)		(Zip Code)

1 (908) 497-0280
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective April 29, 2007, Mr. Raymer McQuiston resigned as a member of the Board of Directors of Summit Global Logistics, Inc. (the “Company”). Mr. McQuiston also resigned from the Acquisition Committee and Governance Committee of the Board of Directors.

There were no disagreements between Mr. McQuiston and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Effective April 29, 2007, the Board of Directors of the Company appointed Robert O’Neill, the President of FMI Holdco I LLC, as a member of the Board of Directors of the Company. Mr. O’Neill was also appointed to serve on the Governance Committee of the Board of Directors.

Mr. O’Neill and other beneficial holders of the common stock of the Company (totaling approximately 35.1% or the Company’s common stock) entered into a voting agreement on November 8,2006. Under the voting agreement, each of the parties have agreed to use their commercially reasonable efforts to cause the Company (i) to continue to fix the number of Board of Directors at seven (7) members, and (ii) to nominate each of Messrs: Robert A. Agresti, Gregory DeSaye, Terrence MacAvery, and Raymer McQuiston for election as directors at any of the Company’s applicable shareholder’s meetings. The voting agreement was amended on April 29, 2007, whereby each of the parties to the voting agreement agreed to use their commercially reasonable efforts to cause the Company to nominate each of Messrs: Robert A. Agresti, Gregory DeSaye, Terrence MacAvery, and Robert O’Neill for election as directors at any of the Company’s applicable shareholder’s meetings. The parties to the voting agreement have further agreed to vote all of their shares to elect each such person as a director.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report on Form 8-K:

99.1	Press release of the Company on May 1, 2007 disclosing information relating to resignation and appointment of directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Global Logistics, Inc.
Date: May 2, 2007

/s/ Robert Agresti__________________
Robert Agresti, Chief Executive Officer